Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

INTRICON TIBBETTS CORPORATION

and

SIERRA PEAKS CORPORATION

dated as of

JANUARY 27, 2014

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 27, 2014, is entered into between IntriCon Tibbetts Corporation, a Maine corporation (“Seller”) and Sierra Peaks Corporation, a New Mexico corporation (“Buyer”).

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the rights and obligations of Seller to the Purchased Assets and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Purchase and Sale

Section 1.01              Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases from Seller, all of Seller’s right, title and interest in the assets set forth on Section 1.01 of the disclosure schedules (“Disclosure Schedules”) attached hereto (the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

Section 1.02              Notwithstanding the foregoing, the Purchased Assets shall not include the following (the “Excluded Assets”), all of which shall remain the property of Seller after the Closing:

(a)                 all cash, cash equivalents and short-term investments;

(b)                 all minute books, stock records and corporate seals;

(c)                 the shares of capital stock of Seller held in treasury;

(d)                 all personnel files and records and other files and records that Seller is required by law to retain in its possession;

(e)                 all intellectual property, firmware, software, trade secrets, know-how and technology related to the Ezairo-based Wireless Push-to-Talk Audio Communication System;

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(f)                  all intellectual property, trade secrets, know-how and technology related to the Hi-SPL (part numbers T-23267-001 and T-22622-001) and Directional (part number T-23199-001) technology;

(g)                 all tax returns, records and information, all tax assets (including duty and tax refunds and prepayments), and all claims for other governmental charges of whatever nature (although Buyer will be granted access to and copies of Seller’s tax returns upon reasonable request);

(h)                 all rights in connection with and assets of the Seller’s employee benefit plans; and

(i)                   all rights in and to the name “IntriCon” and any associated trademarks and goodwill;

(j)                  all insurance policies of Seller and all rights to applicable claims and proceeds thereunder; and

(k)                 the medical coils business and assets.

Section 1.03              Assumption of Liabilities. Subject to the terms and conditions set forth herein, Buyer hereby assume and agrees to pay, perform and discharge: (a) the liabilities and obligations set forth on Section 1.03 of the Disclosure Schedules and (b) liabilities and obligations arising under the Assigned Contracts after the Closing (as defined herein), but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Closing (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Buyer shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

Section 1.04              Technology License. Effective as of, and subject to occurrence of, the Closing, Seller hereby grants to Buyer (the “Technology License”), the right to use all technical knowhow, applicable computer software and programs, research and development, goodwill and other intangible assets, which are used in connection with the Ezairo-based Wireless Push-to-Talk Audio Communication System and the Hi-SPL (part numbers T-23267-001 and T-22622-001) and Directional (part number T-23199-001) Microphone Technology (collectively, the “Licensed Technology”).  The Technology License is subject to the following terms:

(a)                 The Technology License is a limited, royalty-free, perpetual and exclusive license to use the Licensed Technology, and solely to the extent necessary to manufacture and sell products incorporating the Licensed Technology to the United States Government, excluding military headset applications. Subject to Buyer’s performance of the terms and conditions of this Agreement, the Buyer’s Technology License is exclusive and irrevocable on the terms set forth herein.

(b)                 Notwithstanding the limitation in Section 1.04(a) above, Buyer may sell products incorporating the Licensed Technology, on a non-exclusive basis, to customers other than United States Government Agencies; provided, however, that Buyer notifies the Seller at least thirty (30) days prior to such sale, including the proposed product and customer channel.

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(c)                 Except to the extent licensed under this Technology License, Seller retains all rights with respect to the Licensed Technology, including the sole right to (or not to) prepare, file, prosecute, obtain, maintain and enforce the Licensed Technology (at Seller’s sole cost and expense), to the extent applicable. As licensed under this Technology License, the Technology License shall be conveyed and assigned as a Purchased Asset. For the avoidance of doubt, Seller shall have the right to sell products incorporating the Licensed Technology to customers other than United States Government, which customers may in turn sell such products, or products incorporating such products, to United States Government.

(d)                 Buyer shall not do or suffer to be done any act or thing which may adversely affect any rights of Seller in and to the Licensed Technology or any registrations thereof.

(e)                 The Technology License may be terminated immediately by Seller: (i) (a) if, pursuant to or within the meaning of the United States Bankruptcy Code of 1978, as amended, Title 11, U.S.C., or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Buyer shall (I) commence a voluntary case or proceeding; (II) consent to the entry of an order for relief against it in an involuntary case; (III) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (IV) make an assignment for the benefit of its creditors; or (V) admit in writing its inability to pay its debts as they become due; or (b) if a court of competent jurisdiction (I) enters an order or decree under any Bankruptcy Law that is for relief against Buyer in an involuntary case; (II) appoints a trustee, receiver, assignee, liquidator or similar official for Buyer or substantially all of Buyer’s properties; or (III) orders the liquidation of Buyer, and in each case the order or decree is not dismissed within ninety (90) days; or (ii) upon written notice to Buyer if Buyer has materially breached any provision of this Section 1.04, or any other provision of this Agreement,  and which breach has not been cured within 120 days after the written notice of breach from Seller or is incapable of being cured.  On the termination hereof:  (a) all rights of Buyer under the Technology License shall terminate forthwith and shall revert immediately to Seller; and (b) Buyer may no longer use the Licensed Technology and shall promptly transfer to Seller, free of charge, all registrations, filings and rights with regard to the Licensed Technology which it may have possessed at any time.

(f)                  Seller and Buyer each shall have the righto enjoin the unlawful or unauthorized use of the Licensed Technology by third parties.

(g)                 Buyer shall not transfer or assign its rights under this Technology License, in whole or in part, without Seller’s prior written consent, which shall not be unreasonably withheld.

(h)                 Excluding any required approval of a conveyance or assignment of the Licensed Technology by the United States Government, Seller warrants that the Technology License is free and clear of all liens and encumbrances and that Seller has the right and the authority to convey and assign the Technology License to the Buyer. Seller makes no other representations or warranties, and disclaims all representations and warranties, with respect to the Licensed Technology, express or implied, written or oral, arising from course of dealing, course of performance, usage of trade, or otherwise, including warranties of title and non-infringement. The Licensed Technology is made available “as is,” “where is,” and “with all faults.”

(i)                   During the period of time that Buyer holds the Technology License as prescribed under this Agreement, except as provided in Section 1.04(c): (I) Seller and current and future licensees of the Licensed Technology for non-governmental applications, shall not market, directly or indirectly, the Licensed Technology to the United States Government and (II) Seller prohibit current and future licenses of the Licensed Technology for non-governmental contracts and purposes, from marketing the Licensed Technology to the United States Government.

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(j)                  Buyer shall have a right of first refusal to purchase the Licensed Technology in the event the Seller receives a written bona fide offer to purchase all or part of the Seller’s right, title, and interest to the Licensed Technology, including all patents and know-how, which Seller desires to accept. Upon receipt of an offer to purchase all or part of the Licensed Technology, which Seller desires to accept, Seller shall provide Buyer with a copy of the offer to purchase and offer the Licensed Technology to the Buyer under the same terms and conditions as the offer Seller received from the third party. Buyer shall have thirty days to accept or reject the Seller’s offer and thirty days to conduct due diligence and close the purchase of all or part of the Licensed Technology that was subject to the third party offer. In the event Buyer rejects the offer to purchase from Seller, Seller may enter into an agreement for the sale of the Licensed Technology on terms no more favorable to the third party than was offered to the Buyer. Any sale of the Licensed Technology to a third party shall be subject to Buyer’s Technology License under the terms and conditions of this Agreement. In the event Seller does not enter into an agreement with the third party within one-hundred twenty days of receipt of Buyer’s notice that it has rejected the offer, Buyer’s right of first refusal shall remain in force and effect.

Section 1.05              Purchase Price. The aggregate purchase price for the Purchased Assets (the “Purchase Price”) shall be (a) five hundred thousand dollars ($500,000) (the “Cash Consideration”) minus, if applicable, the Adjustment Amount as defined and determined pursuant to Section 1.06, (b) the Earn-out Payments as defined and determined pursuant to Section 1.07, and (c) the assumption of the Assumed Liabilities. The Buyer shall pay the Cash Consideration to Seller at the Closing (as defined herein) in cash, by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth in Section 1.05 of the Disclosure Schedules.

Section 1.06              Closing Working Capital Adjustment.

(a)                 At Closing, Seller shall prepare and deliver to Buyer a statement setting forth its calculation of Closing Working Capital (as hereinafter defined) (the “Closing Working Capital Statement”). “Closing Working Capital” means the book value of: (i) the accounts receivable (less reserves), Inventory (as hereinafter defined) (less reserves) and prepaid assets included in the Purchased Assets, less (ii) accounts payable included in the Assumed Liabilities, in each case calculated in accordance with United States generally accepted accounting principles as of the date hereof applied using the historical accounting methods of Seller (“GAAP”) and determined as of 2:00 p.m. (local time) on the Closing Date.

(b)                 In the event that the Closing Working Capital is less than $550,000 (the “Target Working Capital”), the Cash Consideration shall be reduced by the amount (the “Adjustment Amount”) by which the Target Working Capital exceeds the Closing Working Capital. For the avoidance of doubt, in the event that Closing Working Capital equals or exceeds the Target Working Capital, no adjustment to the Cash Consideration shall be made.

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(c)                 Buyer shall have 30 days after the Closing Date (the “Review Period”) to review the Closing Working Capital Statement. If Buyer does not notify Seller of any such objections by the end of that 30 day period, then the Closing Working Capital Statement, as prepared by Seller, shall be considered final on the last day of that thirty day period. If Buyer does notify Seller of any such objections by the end of that thirty day period, and Buyer and Seller are unable to resolve their differences within fifteen (15) days thereafter, then the disputed items on the Closing Working Capital Statement shall be reviewed, as soon as possible, at Buyer’s expense, by accountants designated by Buyer and, at Seller’s expense, by accountants designated by Seller. Any adjustment made pursuant to Section 1.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 1.07              Earn-out Payments.

(a)                 As additional consideration for the Purchased Assets, at such times as provided in Section 1.07(b)(ii), Buyer shall pay to Seller with respect to each Calculation Period (as hereinafter defined) an amount (each, an “Earn-out Payment”), based upon the Net Revenue of the Business (as hereinafter defined) for such Calculation Period, determined as follows:

(i)          if the Net Revenue for such Calculation Period is less than $2,500,000, no Earn-out Payment is due for such Calculation Period; or

(ii)        if the Net Revenue for such Calculation Period is greater than $2,500,000 but less than $4,000,000, then Buyer shall pay to Seller: (A) 10.0% of the amount of Net Revenue in excess of $2,500,000 but less than or equal to $3,000,000, plus (B) 12.5% of the amount of Net Revenue in excess of $3,000,000 but less than or equal to $3,500,000, plus (C) 15.0% of the amount of Net Revenue in excess of $3,500,000 but less than or equal to $4,000,000 (the “Maximum Target”); or

(iii)       if the Net Revenue for such Calculation Period is greater than $4,000,000, then Buyer shall pay to Seller an Earn-out Payment of $187,500 for such Calculation Period. Examples of the calculation of the Earn-out Payments are set forth in Section 1.07 of the Disclosure Schedules.

(iv)      As used herein: (A) “Calculation Period” means each of the following periods: (I) the period from February 1, 2014 through and including January 31, 2015 and (II) the period from February 1, 2015 through and including January 31, 2016; (B) “Net Revenues” means gross revenue of the Buyer Business, net of sales taxes, discounts and returns, determined in accordance with GAAP consistently applied; and (C) “Buyer Business” means the security, microphone and receiver business sold by Seller to Buyer as hereinafter conducted by Buyer.

(b)                 Procedures Applicable to Determination of the Earn-out Payments.

(i)          On or before the date which is ten (10) days after the last day of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Net Revenue for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”).

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(ii)        Seller shall have ten (10) days after receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set forth therein. During the Review Period, Seller and its accountants and/or representatives shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Net Revenue and the resulting Earn-out Payment. Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Calculation set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto. If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Net Revenue and the Earn-out Payment for the applicable Calculation Period. Any Earn-out Payment that Buyer is required to pay pursuant to Section 1.07(a) shall be paid in full no later than five days following the date upon which the determination of Net Revenue for the applicable Calculation Period becomes final and binding.

(c)                 Post-closing Operation of the Business. During the Calculation Periods: (i) Buyer shall maintain the Business as a separate business unit, shall maintain separate books and records for the Business and shall provide quarterly statements of Net Revenue to Seller; (ii) Buyer shall use its good faith, commercially reasonable efforts to achieve the Maximum Target for each Calculation Period; (iii) Buyer shall not make any changes to the Business that would materially affect its ability to achieve the Maximum Target for each Calculation Period; and (iv) Buyer shall not divert any revenues or sales from the Business to another business unit, subsidiary or affiliate of Buyer. In the event that Buyer sells the Business or all or substantially all of the assets of the Business, either directly or indirectly, including by way of asset sale, stock sale, merger, consolidation, spin off, or reorganization of the Buyer or the Business, or otherwise, then as a condition precedent to such transaction, Buyer shall require the successor to assume the obligations set forth in this Section.

Section 1.08              Allocation of Purchase Price. Seller and Buyer agree to allocate the Purchase Price among the Purchased Assets for all purposes (including tax and financial accounting) in accordance with Section 1.08 of the Disclosure Schedules. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

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Section 1.09              Contract Assignment. Seller and Buyer agree that certain Contracts (“Subject Contracts”) as identified in Section 3.08(m), 3.08(l), 3.08(v) and 3.08(w) of the Disclosure Schedule are material components of this Agreement and that performance of this Agreement is conditioned upon the assignment of the Subject Contracts by the required agencies. If notification is provided by responsible agencies that two or more of the Subject Contracts will be not assigned or redirected to Buyer and Buyer is unable to perform on Subject Contracts and as a result Buyer terminates either Employment Agreement, Seller agrees to reimburse Buyer for the termination costs included in the Employment Agreement.

Article II
Closing

Section 2.01              Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) at the offices of the Seller at 5 Colcord Ave, Camden, ME 04843. By agreement of Buyer and Seller, the Closing may be effected by mail, facsimile or electronic transmission, or other acceptable means. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 5:00 p.m. (local time) on the Closing Date.

Section 2.02              Closing Deliverables.

(a)                 At the Closing, Seller shall deliver to Buyer the following:

(i)          a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the Purchased Assets to Buyer;

(ii)        an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii)       an assignment in the form of Exhibit C hereto (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the patents and patent applications, and other intellectual property listed on Schedule 1.01 included in the Purchased Assets (the “Transferred Intellectual Property”) to Buyer;

(iv)      an Assignment and Assumption of Lease in the form of Exhibit D hereto (the “Assignment and Assumption of Lease”), duly executed by Seller;

(v)        a certificate of the Secretary or Assistant Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of the board of directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

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(vi)      Employment Agreements in the form of Exhibit E hereto, executed by Jerry Squires and Christopher Moiles of Seller (the “Employment Agreements”);

(vii)     the Manufacturing Agreement in the form of Exhibit F hereto (the “Manufacturing Agreement”), duly executed by Seller;

(viii)   releases of all security interests on the Purchased Assets;

(ix)      a certificate as to the good standing of Seller from the State of Maine;

(x)        A preliminary Closing Working Capital Statement dated as of a date not earlier than one business day prior to the Closing; and

(xi)      the Transitional Services Agreement, duly executed by Seller

(b)                 At the Closing, Buyer shall deliver to Seller the following:

(i)          Five hundred thousand dollars ($500,000) by wire transfer of immediately available federal funds to an account specified by Seller in a writing delivered to Buyer on the Closing Date;

(ii)        the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)       the Assignment and Assumption of Lease, duly executed by Buyer

(iv)      the Employment Agreements, duly executed by Buyer;

(v)        the Manufacturing Agreement, duly executed by Buyer;

(vi)      a certificate of the Secretary of Buyer certifying as to (A) the resolutions of the board of directors of Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the documents to be delivered hereunder; and

(vii)     the Transitional Services Agreement, duly executed by Buyer

Article III
Representations and Warranties of Seller

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual knowledge of Mark Gorder, Scott Longval, Jerry Squires or Christopher Moiles, after due inquiry.

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Section 3.01              Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Maine. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

Section 3.02              No Conflicts; Consents. Except as set forth on Section 3.02 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Seller is a party or to which any of the Purchased Assets are subject; (d) result in the creation or imposition of any Encumbrance on the Purchased Assets; or (e) require the consent, approval, waiver or authorization from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby which has not been obtained.

Section 3.03              Title to Purchased Assets. Seller owns and has valid title to, or a valid leasehold interest in, the Purchased Assets, including the Technology License, free and clear of Encumbrances.

Section 3.04              Condition of Assets. The tangible personal property included in the Purchased Assets are in operating condition, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such tangible personal property are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

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Section 3.05              Accounts Receivable. All accounts receivable included in the Purchased Assets represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, to the knowledge of Seller such Accounts Receivable are collectible net of the respective reserves shown on the preliminary Closing Working Capital Statement (which reserves to the knowledge of Seller are adequate and calculated consistent with past practices). To the knowledge of Seller, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Seller shall deliver all accounts receivable not collected prior to the Closing Date to the Buyer at the address provided in writing to the Seller within two days of receipt.

Section 3.06              Inventory. All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (collectively, “Inventory”) included in the Purchased Assets consist of a quality and quantity usable and salable in the ordinary course of business.

Section 3.07              Intellectual Property. Section 3.07 of the Disclosure Schedules lists all of the Transferred Intellectual Property. To Seller’s knowledge: (i) Seller’s conduct of the Business as currently conducted does not infringe, violate, dilute or misappropriate the intellectual property of any person or entity; and (ii) no person or entity is infringing, violating, diluting or misappropriating any Transferred Intellectual Property.

Section 3.08              Assigned Contracts. Section 3.08 of the Disclosure Schedules includes each contract included in the Purchased Assets and being assigned to and assumed by Buyer (the “Assigned Contracts”). Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. There are no disputes pending under any Assigned Contract.

Section 3.09              Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.10              Compliance With Laws Seller has complied, and is now complying, with all applicable federal, state and local laws and regulations applicable to ownership and use of the Purchased Assets in all material respects.

Section 3.11              Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (collectively, “Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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Section 3.12              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.13              No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules) and the warranties set forth in Section 1.04(h) with respect to the Technology License, neither Seller nor any other person or entity has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives (including the Confidential Memorandum prepared by the Seller, management presentations and any other information, documents or material delivered to Buyer or made available to Buyer in any form in contemplation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

Article IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Article IV, “Buyer’s knowledge,” “knowledge of Buyer” and any similar phrases shall mean the actual knowledge of John Rockwell, Rob Maynard or JT. Howell , after due inquiry.

Section 4.01              Organization and Authority of Buyer; Enforceability. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of New Mexico. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms. Buyer is not, and no person or that will have a direct or indirect beneficial interest in the Purchased Assets is, a “foreign person” as that term is defined in Section 120.16 of Title 22 of the Code of Federal Regulations (22 C.F.R. 120.16).

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Section 4.02              No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. Buyer has obtained all consents, approvals, waivers and authorizations required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement, the consummation of the transactions contemplated hereby and the ownership and operation of the Business.

Section 4.03              Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04              Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05              Sufficiency of Funds; Solvency.

(a)                 Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

(b)                 Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

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Article V
Covenants

Section 5.01              Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties mutually determine. Nothing in this Agreement shall restrict Seller’s ability to make filings and disclosures required under federal or state securities laws or regulations or stock exchange rules.

Section 5.02              Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 5.03              Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

Article VI
Indemnification

Section 6.01              Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice form the non-breaching party to the breaching party prior to the expiration date of the survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 6.02              Indemnification By Seller. Subject to the other terms and conditions of this Article VI, Seller shall defend, indemnify and hold harmless Buyer, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including reasonable attorneys’ fees and disbursements (collectively, “Losses”), arising from or relating to:

(a)                 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder by Seller at Closing;

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(b)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder by Seller at Closing; or

(c)                 any Excluded Asset or Excluded Liability.

Section 6.03              Indemnification By Buyer. Subject to the other terms and conditions of this Article VI, Buyer shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all Losses arising from or relating to:

(a)                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder by Buyer at Closing;

(b)                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder by Buyer at Closing; or

(c)                 any Assumed Liability or the operation of the Business after the Closing.

Section 6.04              Certain Limitations. The party making a claim under this Article VI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VI is referred to as the “Indemnifying Party”. The indemnification provided for in Section 6.02 and Section 6.03 shall be subject to the following limitations:

(a)                 Threshold. The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 6.02 or Section 6.03, as the case may be, until the Indemnified Party has an aggregate amount of Losses payable in respect of indemnification under Section 6.02 or Section 6.03, as applicable, in excess of $50,000. At such time as the total amount payable by such Indemnifying Party exceeds $50,000 in the aggregate, the Indemnified Party shall be entitled to be indemnified against the full amount of all damages that have been incurred or suffered by the Indemnified Party in connection with the transactions contemplated by this Agreement (and not merely the portion of such damages exceeding $50,000).

(b)                 Ceiling. The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 6.02 or Section 6.03, as applicable, shall not exceed $150,000.

(c)                 Time Periods. With respect to any claim for indemnification under Section 6.02 or Section 6.03, as applicable, the Indemnifying Party shall have no liability unless the Indemnified Party gives a notice of such claim with respect thereto within one year after the Closing Date.

(d)                 Exceptions. None of the limitations set forth in Section 6.04(a), Section 6.04(b) or Section 6.04(c) shall apply in the case of any indemnification claim involving (i) payment of the Purchase Price or (ii) covenants or other obligations to be performed after Closing.

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(e)                 Insurance. Payments by an Indemnifying Party pursuant to Section 6.02 or Section 6.03, as applicable, in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(f)                  Limitation on Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(g)                 Closing Working Capital. No Losses may be claimed under this Article VI by Buyer to the extent such Losses are included in the calculation of the Closing Working Capital pursuant to Section 1.06 of this Agreement.

Section 6.05                       Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall promptly provide written notice of such claim to the Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.06                       Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

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Section 6.07                       Exclusive Remedy. Subject to Section 7.08, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section 6.07 shall limit any person’s or entity’s right to seek and obtain any equitable relief to which any person or entity shall be entitled pursuant to Section 7.08.

Article VII
Miscellaneous

Section 7.01              Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02              Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	IntriCon Corporation 1260 Red Fox Road Arden Hills, MN 55112 Facsimile: (651) 636-9503 E-mail: slongval@intricon.com Attention: Scott Longval

If to Buyer:	Sierra Peaks Corporation 8436 Washington Pl NE Albuquerque, NM 87113 Facsimile: (505) 345-2056 E-mail: JRockwell@sierra-peaks.com Attention: John Rockwell

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Section 7.03              Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 7.04              Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.05              Governing Law and Attorney Fees. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maine without giving effect to any choice or conflict of law provision or rule (whether of the State of Maine or any other jurisdiction). The prevailing party in any litigation to enforce the terms and conditions of this Agreement and any agreement between Seller and Buyer that is ancillary or related to the consummation and performance of this Agreement shall be entitled to recover that party’s costs and attorney fees from the other party.

Section 7.06              Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Maine, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 7.07              Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

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Section 7.08              Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.09              Interpretation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 7.10              Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.11              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INTRICON TIBBETTS CORPORATION

By	/s/ Scott Longval
Name: Scott Longval Title: Chief Financial Officer

SIERRA PEAKS CORPORATION

By	/s/ John Rockwell
Name: John Rockwell Title: President

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